Exhibit 10.1

G. WILLI-FOOD INTERNATIONAL LTD.

2022 SHARE AWARD PLAN

G. WILLI-FOOD INTERNATIONAL LTD.
2022 SHARE AWARD PLAN

1.	Purposes of the Plan

The purpose of this 2022 Share Award Plan (the "Plan") is to advance the interests of G. Willi-Food International Ltd. (the "Company") and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or its Affiliate.

2.	Definitions

As used herein, the following definitions shall apply:

2.1.	"Administrator" means the Board or any of its Committees as shall be administrating the Plan, in accordance with Section 3 hereof.

2.2.
"Affiliate" means any entity controlling, controlled by or under common control with the Company. For the purpose of this definition of Affiliate, control shall mean the ability to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity and any "employing company" within the meaning of Section 102(a) of the Ordinance).

2.3.
"Applicable Law" means, including but not limited to the requirements under Israeli tax laws, Israeli social security laws, Israel security laws, Israel companies laws, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable law of any country or jurisdiction where Awards are granted under the Plan.

2.4.
"Award" means a grant of Option and/or Share under the Plan or any Sub Plan, including restricted shares and/or restricted share units and/or stock appreciation rights and/or performance units, performance shares and other stock or cash awards as the Administrator may determine.

2.5.
"Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.6.	"Board" means the Board of Directors of the Company.

2.7.	"Committee" means a committee, if any, of the Board, designated from time to time by the resolution of the Board to administer the Plan, which shall consist of members of the Board.

2.8.	"Consultant" means any person or entity who is engaged by the Company or any Affiliate to render consulting or advisory services to such entity.

2.9.	"Controlling Shareholder" for purposes of Section 102 shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.10.	"Director" means a member of the Board.

2.11.
"Employee" means any person who is employed by the Company or its Affiliates, including an individual who is serving as a director or "Nosei Misra", as such term is defined in the Israeli Companies Law, 5759-1999 (the "Companies Law"), but excluding a Controlling Shareholder as defined in Section 32(9) of the Ordinance.

2.12.
"Fair Market Value" means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the Tel-Aviv Stock Exchange (TASE), Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable or (ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or; (iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator; without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3), if at the date of grant the Company's Shares are listed on any established stock exchange or a national market system or if the Company's Shares will be registered for trading within ninety (90) days following the date of grant under Section 102 Capital Gain Track, the fair market value of the Share at the date of grant shall be determined in accordance with the average value of the Company's Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.13.	"ITA" means the Israeli Tax Authority

2.14.	"Option" means an option to purchase one Share pursuant to the Plan or any Sub Plan.

2.15.	"Ordinance" means the Israeli Income Tax Ordinance [New Version], 5721-1961 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.

2.16.	"Participant" means the holder of an Award granted under the Plan.

2.17.	"Section 102" means Section 102 of the Ordinance.

2.18.	"Section 3(i)" means Section 3(i) of the Ordinance.

2.19.	"Section 102 Capital Gain Track" means grant of Award with a Trustee under the capital gain track as defined in Section 102(b)(2) of the Ordinance.

2.20.	"Section 102 Employment Income Track" means grant of Award with a Trustee under the employment income track as defined in Section 102(b)(1) of the Ordinance.

2.21.	"Section 102 Non Trustee Track" means grant of Award without a trustee as defined in Section 102(c) of the Ordinance.

2.22.	"Share" means ordinary share par value NIS 1.00 of the Company.

2.23.	"Sub Plan" means any sub plan subject to the terms of the Plan.

3.	Administration of the Plan

3.1.	Procedure

3.1.1.	The Plan shall be administered by the Board or a Committee appointed by the Board, if any.

3.1.2.	In administering the Plan, the Board and/or the Committee (subject to the provisions under the Companies Law) shall comply with all Applicable Laws.

3.2.	Powers of the Administrator. Subject to the provi-sions of the Plan, Applicable Law and the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

3.2.1.	to grant Award under the Plan;

3.2.2.	to construe and interpret the terms of the Plan and any Award granted pursuant to the Plan;

3.2.3.	to determine the number of Shares to be covered by each such Award granted hereunder;

3.2.4.	to determine the exercise price of the Shares covered by each Option;

3.2.5.	to determine the Participant to whom, and the time or times at which Award shall be granted;

3.2.6.	to prescribe forms of agreement for use under the Plan;

3.2.7.	to determine the terms and conditions of any Award granted hereunder (which need not be identical) including, but not limited to, the time and the extent to which the Awards will vest;

3.2.8.	to determine the Fair Market Value of the Shares;

3.2.9.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.2.10.	to amend, modify or supplement the terms of each outstanding Award in accordance with the ITA ruling (if required);

3.2.11.	subject to Applicable Law, to make an Election (as defined below);

3.2.12.	to appoint a Trustee (as defined below);

3.2.13.	to amend the Plan and/or the terms and conditions under which Award has been granted under the Plan;

3.2.14.	to accelerate or defer the vesting periods of Award Agreement;

3.2.15.
to authorize conversion or substitution under the Plan of any or all Awards or Shares and to cancel or suspend Awards, as necessary, provided that, if such action is not specifically allowed under the terms of this Plan, any material harm to the interests of the Participants shall be subject to consent from the Participants except for when such amendments apply to all Participants in the same manner;

3.2.16.	to determine the effect of any increase or decrease of scope of engagement of a Participant on the vesting schedule of previously granted Awards;

3.2.17.	to take all other actions and make all other determinations necessary for the administration of the Plan.

3.3.
Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants. No member of the Administrator shall be liable for any action or determination with respect to the Plan or any Award granted thereunder.

3.4.
Grants to Administrator Members. A member of the Administrator shall be eligible to receive Award under the Plan while serving on the Administrator, in accordance with the provisions of any Applicable Law.

3.5.	Certain Award Grants. All grants of Award to Participants pursuant to this Plan shall be authorized and implemented in accordance with the provisions of the Companies Law and the Ordinance.

4.	Eligibility

4.1.	Subject to the provisions of the Plan, the Administrator may at any time, and from time to time, grant Award to Participants under the Plan.

4.2.
Award granted under this Plan to Employees shall be granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track and/or Section 102 Non Trustee Track (together: "Section 102 Tracks"). All Section 102 Tracks shall be subject to the provisions of Section 102 and the Ordinance and any pre-ruling related thereto including the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003 (the "Rules"). The Board shall make an election with respect to either Section 102 Capital Gain Track or Section 102 Employment Income Track in accordance with the provisions of Section 102(g) of the Ordinance (the "Election").

4.3.
For avoidance of doubt, the grant of Award under Section 102 Capital Gain Track and Section 102 Employment Income Track is subject to approval and filing the Company's Election with the ITA at least thirty (30) days prior to the date of first grant of Awards, all in accordance with Section 102 and the regulations promulgated thereunder.

4.4.	Award under Section 102 Capital Gain Track and Section 102 Employment Income Track shall be held in trust pursuant to Section 5 of the Plan.

4.5.
Award granted under this Plan to Consultant and/or to Controlling Shareholders shall be granted pursuant to the provisions of Section 3(i). Administrator may determine, in its sole discretion, that any such Awards shall be held in trust pursuant to the provisions of the Plan.

4.6.	Award pursuant to Section 102 of the Ordinance shall be granted only to Employees of the Company who are not Controlling Shareholders of the Company.

4.7.
For the avoidance of any doubt, the designation of Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non Trustee Track shall be subject to the terms and conditions of Section 102.

4.8.
The receipt of an Award under the Plan shall not confer upon any Participant any right with respect to continuing the Participant's relationship with the Company or an Affiliate as an Employee, Consultant or service provider nor shall it interfere in any way with his or her right or the Company's right, or the right of the Company's Affiliate, to terminate such relationship at any time, with or without cause, as defined herein.

4.9.
Section 102 Non Trustee Track. With respect to the grant of Section 102 Non Trustee Track, the Participant will be obligated to provide the Company with any form of collateral or guarantee, which shall satisfy the demands of the Committee in its sole discretion, in order to secure payment by the Participant of any applicable income tax and/or social charges due in the event that the Participant is no longer employed by the Company when the Shares are sold and the related taxes become due and payable. The grant of Section 102 Non Trustee Track to Participant shall be made in accordance with the provisions of Section 102(c).

5.	Appointment of a Trustee.

5.1.
In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Board shall elect and appoint a Trustee (the "Trustee"). Upon such an appointment, a trust agreement which complies with the relevant and Applicable Law, will be signed between the Trustee and the Company.

5.2.
In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, all Awards granted (and Shares issued upon exercising of Options) shall be held by the Trustee and registered in the Trustee's name for the benefit of Employee. Awards or any Shares allocated or issued upon exercise of Options and/or other shares and/or rights received subsequently following any realization of rights, including without limitation bonus shares and dividends, shall be registered and held by the Trustee for the benefit of the Employee at least until the end of the restricted period as defined in Section 102 (the "Restricted Period").

5.3.	Any grant and any exercise of an Award granted under Section 102 Capital Gain Track shall be notified to the Trustee in accordance with the ITA's guidelines.

5.4.
In the event the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, then such Award shall be treated in accordance with the provisions of Section 102 and will result in adverse tax consequences pursuant to Section 102 or Section 3(i).

5.5.
Notwithstanding anything to the contrary, the Trustee shall not release any Award (Shares and/or Options or Shares allocated or issued upon exercise of Options including any dividends and/or bonus shares), granted under Section 102 Capital Gain Track and Section 102 Employment Income Track prior to the full payment of the Participant's tax liabilities arising from such Awards.

5.6.
As long as the applicable tax has not been paid, neither the Option nor the Shares subject to the Award, as the case may be, may be sold, transferred, assigned, pledged or attorney for mortgaged (other than through a transfer by will or by operation of law), nor may be subject of an attachment, power of attorney or transfer deed (other than a power of the purpose of participation in shareholders meetings or voting such Shares) unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

5.7.
With respect to any Award granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell and/or release from trust any Shares or Options and/or Share received upon the exercise of an Option and/or any other asset received, including without limitation any dividends and/or bonus shares, until the lapse of the Restricted Period and/or in accordance with tax ruling obtained. Notwithstanding the above, if any such release or transfer occurs during the Restricted Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

5.8.	The Trustee shall be exempt from any liability in respect of any action or decision duly taken in its capacity as a Trustee, provided, however, that the Trustee acted at all times in good faith.

6.	Shares Subject to the Plan

6.1.
Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be received under the Plan shall be determined by the Board from time to time. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares.

6.2.
If an Award expires or becomes non-exercisable without having been exercised in full, the non-purchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for grant or sale under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, shall be available for future grant under the Plan.

7.	Grant of Options

7.1.
The Administrator may grant Options from time to time at its sole discretion. The Options granted pursuant to the Plan, shall be evidenced by a written Award Agreement. Each Award Agreement shall state, among other matters, the number of Options granted, the vesting dates, the exercise price, the tax route and such other terms and conditions as the Administrator at its discretion may prescribe in accordance with this Plan.

7.2.
Awards which are issued pursuant to Section 102 Tracks, as determined in the Award Agreement, and any Shares issued following the exercise of such Options shall be subject to the Trustee’s trusteeship, as provided in Section 5 above.

8.	Vesting of Options

8.1.
The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Options that will vest. The Administrator may set vesting criteria based upon continued engagement with the Company or any Affiliate or based upon both continued engagement and the achievement of Company-wide, business unit, or individual goals, or any other condition as determined by the Administrator in its discretion. The vesting conditions and schedule shall be set in the applicable Award Agreement and such conditions may vary. No Option shall be exercised after the Expiration Date, as defined in Section 11 hereinunder.

8.2.
Unless determined otherwise by the Administrator, the vesting of the Options shall be postponed during any un-paid leave of absence. Upon return to service, the vesting shall continue and each of the remaining vesting dates shall be postponed by the number of days of such period of un-paid leave (i.e. shifting the entire remaining vesting schedule and extending it by the number of unpaid leave days). Despite the aforementioned, the following shall not postpone the vesting of the Options: paid vacation, paid sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty.

8.3.	The vesting of the Options shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates.

8.4.	An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Administrator may deem appropriate.

9.	Exercise Price and Method of Payment

9.1.
The exercise price of an Award shall be determined by the Administrator on the date of grant in accordance with Applicable Law and subject to guidelines as shall be suggested by the Board from time to time.

9.2.
The exercise price may or may not be equal to the Fair Market Value of the Company's Shares, and any evaluation executed in relation to the Company's Shares shall not obligate the Company when determining the exercise price of any Option. The exercise price will be adjusted following dividend distributions by the Company, if any.

9.3.
The consideration for the exercise of Option shall be payable in a form satisfactory to the Administrator, including without limitation, by cash or check. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine. In addition, the Administrator in his full discretion and subject to Applicable Law and/or tax ruling issued by the ITA may adopt a cashless and/or net exercise method in accordance with the ITA ruling (if required) or the ITA's guidelines.

9.4.	The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.

10.	Exercise of Option.

10.1.
Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

10.2.
An Option shall be deemed exercised when the Company receives: (i) a written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment of the exercise price for such Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by Applicable Law, the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant, provided that Shares issued upon exercise of any Option which was granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track shall be held, issued and registered in the name of the Trustee for the benefit of the Participant until the end of the Restricted Period.

10.3.
If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice of exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

10.4.
Subject to Applicable Law, an Option may not be exercised unless at the time the Participant gives notice of exercise to the Company, the Participant includes with such notice also payment in cash or by bank check (or payment through sale of shares, to the extent permitted by Applicable Law and in accordance with an ITA ruling (if required) or the ITA guidelines) of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.

10.5.
Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

10.6.	Participant shall sign any document required under any Applicable Law or by the Company or the Trustee for the purposes of issuance of the Shares.

11.	Term of Award

The term of Award shall expire on such date or dates as the Administrator shall determine at the time of the grant; provided, however, that the term of an Award shall not exceed ten (10) years from the date of grant thereof and subject to Section 13 of the Plan (the "Expiration Date").

12.	Non-Transferability of Award

Award and the rights and privileges thereof shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seizure or given as collateral or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant, only by the Participant and subject to the provisions of Section 102 and/or any Applicable Law, and shall not be subject to sale under execution, attachment, levy or similar process.

13.	Termination

13.1.
In the event of termination of Participant's employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, unless otherwise determined by the Administrator, (i) all Options granted to Participant, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within three (3) months after the date of such termination (or such different period as the Administrator shall prescribe) but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. On the date of termination, all unvested Options shall expire, and the Shares covered by the unvested portion of the Option shall revert to the Plan. If a vested Option upon termination is not so exercised within the time specified above, the Option shall expire, and the Shares covered by such Option shall revert to the Plan (ii) with respect to Awards other than Options, all Awards granted to Participant, which are unvested and/or the restrictions have not lapsed, at the time of such termination, shall terminate, expire and revert to the Plan.

13.2.
In the event of termination of Participant's employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, by reason of death or total and permanent disability, unless otherwise determined by the Administrator, (i) all Options granted to Participant, which are vested and exercisable at the time of such termination may be exercised by the Participant, the Participant's legal guardian, the Participant's estate or a person who acquires the right to exercise the Option upon bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, on the date of termination, a portion of the Shares covered by the Participant's Option is not vested in full, the unvested Shares shall revert to the Plan. If vested Shares covered by the Option are not so exercised within the period specified above, the Option shall expire, and the Shares covered by such Option shall revert to the Plan (ii) with respect to Awards other than Options, all Awards granted to Participant, which are unvested and/or the restrictions have not lapsed at the time of such termination, shall terminate, expire and revert to the Plan.

13.3.
Notwithstanding Sections 13.1 and 13.2 of the Plan, in the event of termination of Participant's employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant for Cause (as defined hereunder), all outstanding Awards granted to such Participant (whether vested or not) shall, to the extent not exercised, terminate on the date of such termination, unless otherwise determined by the Administrator, and the Shares covered by such Award shall revert to the Plan.

13.4.
For purposes of this Section, termination for "Cause" shall mean any of the following: (i) Participant has committed a dishonorable criminal offense; (ii) Participant is in breach of Participant's duties of trust or loyalty to Company and/or Affiliate; (iii) Participant deliberately causes harm to Company's and/or Affiliate's business affairs, and/or any action by the Participant which has a detrimental effect on the Company and/or its Affiliate's reputation or business; (iv) Participant  breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of any agreement between the Company and/or Affiliate and the Participant and/or the provisions relating to confidentiality of the terms and conditions of any agreement signed between the Company and/or Affiliate and the Participant; (v) the Participant's failure or inability to perform any reasonable assigned duties after written notice from the Company and/or its Affiliate of, and a reasonable opportunity to cure, such failure or inability; and/or (vi) circumstances that do not entitle Participant to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

13.5.
In the event that the Participant does not comply in full with any of non-compete, non solicitation, confidentiality or any other requirements of any agreement between the Company and/or Affiliate and the Participant (whether before or after termination of Participants employment or engagement, as applicable, by the Company and/or its Affiliate), the Administrator may, in its sole discretion, refuse to allow the exercise of the Options and all outstanding Options shall be terminated and the Shares covered by such Option shall revert to the Plan.

13.6.
Participant shall not be entitled to claim that he or she was prevented from continuing to vest Awards as of the termination date. Such Participant shall not be entitled to any compensation in respect of the Awards which would have vested in his or her favor had such Participant’s employment or engagement with the Company not been terminated.

14.	Adjustments upon Changes in Capitalization

In the event of a shares split, reverse share split, cash dividend, share dividend, recapitalization, combination or reclas-sification of the Shares, rights issuance or any other increase or decrease in the number of issued Shares effected without receipt of con-sideration by the Company (but not the conversion of any convertible securities of the Company), the Administrator in its sole discretion may make an appropriate adjustment in the number of Shares related to each outstanding Award, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Option, provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the Administrator. Except as express-ly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect an Award granted to a Participant, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to an Award.

15.	Dissolution or Liquidation

In the event of dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such transaction. The Administrator in its discretion will determine the period of time of which Option (which is vested and exercisable) may be exercised, which in no event is less than fifteen (15) days prior to such transaction. To the extent the Option has not been previously exercised, the Option will expire immediately prior to the consummation of such proposed action.

16.	Structural Change

16.1.
In the event of a Structural Change, the Administrator in its discretion may determine that the Shares underlying the Awards subject to the Plan shall be exchanged or converted into shares of the Company or Successor Company in accordance with the exchange effectuated in relation to the ordinary shares of the Company, and the exercise price and quantity of shares underlying the Awards shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Administrator and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

16.2.	For purposes of this Section:

16.2.1.
"Structural Change" shall mean any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the Shares of the Company or any other transaction involving the Company in which the Shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation.

16.2.2.
"Successor Company" shall mean any entity with or into which the Company was merged or consolidated, or to which certain operations or certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or shares, including any parent of such entity.

16.3.	In the event of any change in the control of the Company, including the sale of control, the Administrator may determine that all options shall mature immediately.

17.	Spin-Off

17.1.
In the event of a Spin-Off, the Administrator may determine that the holders of Awards shall be entitled to receive equity in the new company formed as a result of the Spin-Off, in accordance with equity granted to the ordinary shareholders of the Company within the Spin-Off, taking into account the terms of the Awards, including the vesting schedule and exercise price. The determination regarding the Participant's entitlement within the scope of a Spin-Off shall be in the sole and absolute discretion of the Administrator.

17.2.
For the purpose of this Section "Spin-Off" shall mean any transaction in which assets of the Company or Shares of the Company are transferred or sold to a company or corporate entity in which the shareholders of the Company hold the same respective ownership stakes they are then holding in the Company.

18.	Merger/Sale

18.1.
In the event of a single transaction and/or a series of transactions in connection with any of the following events: (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company for cash, securities or any other asset, (ii) a sale (including an exchange) of all or substantially all of the Shares of the Company (iii) a merger, acquisition, consolidation, amalgamation or like transaction of the Company with or into another corporation whereas the Company is not the surviving Company (iv) a scheme of arrangement for the purpose of effecting such sale, merger, acquisition, consolidation or amalgamation, or (v) such other transaction that is determined by the Board to be a transaction having a similar effect (all such transactions being herein referred to as a "Merger/Sale"), then, without the Participant's consent or action:

(i)
Any surviving corporation or acquiring corporation or any parent or affiliate thereof, all as determined by the Board in its discretion, may assume or continue any Awards outstanding under the Plan in all or in part or shall substitute to similar awards in all or in part.

(ii)
In the event that the Awards are not assumed or substituted (in all or in part), then the Board may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion: (a) provide the Participant with the right to exercise the vested Award within a certain time period and sell all of their Shares, and/or cancel all of the unvested Awards and/or (b) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment (by cash including cash-out of the Awards for the net value and/or securities) to the Participant for any vested Award, as determined by the Board, all subject to such terms and conditions as determined by the Board.

(iii)
The Board shall have the right (but not the obligation) to: (a) accelerate of the vesting of an Award, as to all or part of the Shares covered by the Award which would not otherwise be exercisable or vested, and all under such terms and conditions as the Board shall determine on a case-by-case basis; (b) determine that the exchange, assumption, conversion or purchase detailed above will be made subject to any escrow arrangement, or any other arrangement determined within the Merger/Sale.

18.2.
Notwithstanding the above, in the event of a Merger/Sale in which all or substantially all of the Shares of the Company are to be exchanged for securities of another company, each Participant shall be obliged to sell or exchange, as the case may be, any Shares issued to the Participant under the Plan, in accordance with the instructions issued by the Board, whose determination shall be final. Unless determined otherwise by the Board, any Awards not assumed or exchanged for Awards and/or shares and/or other securities or rights or not cashed-out, shall expire immediately prior to the consummation of the Merger/Sale.

18.3.
Notwithstanding the foregoing, in the event of a Merger/Sale, the Board may determine, in its sole discretion, that upon or prior to completion of such Merger/Sale, the terms of the Plan shall be amended and/or modified and/or the terms of any Award be otherwise amended, modified or terminated, as the Board shall deem to be appropriate, including but not limited to, that the Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Board shall deem to be appropriate.

18.4.
Neither the authorities and powers of the Board under this Section nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan.

18.5.	For avoidance of doubt, it is hereby clarified that any tax consequences arising from the above described, shall be borne solely by the Participant.

18.6.	Notwithstanding the above said, the Board may adopt, in its sole discretion, other terms regarding the treatment of the outstanding Awards, in case of Merger/Sale.

19.	Articles of Association; Shareholders Agreement

19.1.
Participant acknowledges the terms and provisions of the Article of Association of the Company, as shall be amended from time to time. Any change of the Articles of Association or any other incorporation document, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

19.2.
Participant acknowledges and accepts the terms and provisions of any shareholders agreements as applicable to other shareholders holding Shares of the Company, and hereby agrees to be bound by their terms as if he or she was an original party thereof.

19.3.
Participant acknowledges that Participant's rights to sell the Shares may be subject to certain limitations as may be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitation.

19.4.
The grant of Awards under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan.

20.	Date of Grant

Subject to Applicable Law, the date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Participant.

21.	Rights as a Shareholder; Voting and Dividends

21.1.
Prior to exercise of an Option and with respect to restricted shares during the period of restrictions, a Participant shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, a Participant shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

21.2.	In case of a dividend distribution, the Company may adjust the exercise price accordingly.

22.	Tax Consequences

22.1.
Any tax consequences arising from the grant and/or vesting and/or exercise and/or sale and/or transfer and/or any disposition and/or vesting and/or waiver and/or expiration and/or amendment of an Award and/or from any other event or act (whether of the Participant or of the Company or of its Affiliates or of the Trustee) hereunder, shall be borne solely by the Participant.

22.2.
For the avoidance of doubt it is clarified that any Award granted to a Consultant or a Controlling Shareholder or any Award granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.

22.3.
The Company and/or the Trustee shall have the right to withhold taxes according to the requirements under Applicable Laws, rules and regulations, including withholding taxes at source and under Section 102 or Section 3(i).

22.4.
Furthermore, a Participant shall indemnify the Company and/or Affiliate and/or the Trustee (if applicable) and/or the Company's shareholders and/or directors and/or officers, immediately upon request, and hold them harmless against and from any and all liability for any tax including without limitation interest, linkage differentials or penalty thereon, liabilities relating to the necessity to withhold tax for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay such tax. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations.

22.5.
Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option or other Award by or on behalf of a Participant until all tax consequences (if any) arising from the exercise of such Options and/or sale of Shares and/or Award are resolved in a manner reasonably acceptable to the Company. Furthermore, the Company's or the Trustee's (if applicable) obligation to sell or to transfer Shares is subject to payment (or provision for payment satisfactory to the Company and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

22.6.
With respect to Awards granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, the Trustee and/or the Company will withhold any tax due to the ITA according to applicable trust agreement, the Plan and any Applicable Law.

22.7.
In respect to Awards granted under Section 102 Non Trustee Track, if the Participant's service to or employment with the Company or an Affiliate is terminated, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Award as required under Section 102.

22.8.	Without derogating the above, the Participant's Award shall be subject to any tax ruling and/or other arrangements between the Company and tax authorities.

22.9.
For avoidance of doubt it is clarified that the tax treatment of any Award granted under this Plan is not guaranteed and although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.

22.10.
Any Award granted under Section 102 Capital Gain Track is meant to comply in full with the terms and conditions of Section 102 and the requirements of the ITA, therefore the Plan is to be read such that it complies with the requirements of Section 102. Should any provision in the Plan disqualify the Plan and/or any Award granted under Section 102 Capital Gain Track granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall not apply to such Awards and underlying Shares unless the ITA provides approval of compliance with Section 102.

23.	No Rights to Employment

Nothing in the Plan or in any Award granted or agreement entered into force pursuant hereto shall confer upon any Participant the right to continue an employment relationship, or to continue in a consultant, director, officer or service provider relationship with the Company or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or Affiliate to terminate such Participant's relationship.

24.	Term, Termination and Amendment of the Plan

24.1.	The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years from the date of adoption unless sooner terminated.

24.2.	The Board may at any time amend, update, change, alter, suspend or terminate the Plan or the term and conditions of Award granted under the Plan.

24.3.	Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

24.4.
The Plan and any Award granted thereunder shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

25.	Conditions Upon Issuance of Shares

25.1.
Investment Representations. As a condition to the exercise of an Option, or the grant of an Award, the Administrator may require the Participant to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

25.2.	Other Compliance. At the time of issuance, the Participant is not in default under any agreement between the Company and any of its Affiliates.

26.	Inability to Obtain Authority

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of any Shares hereunder, shall release the Company from any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

27.	Reservation of Shares

The Company, during the term of this Plan, shall at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

28.	Multiple Agreements

28.1.
The terms of each Award may differ from other Awards granted under the Plan at the same time. The Administrator may also grant more than one Award to a given Participant during the term of the Plan in addition to one or more Awards previously granted to that Participant.

28.2.
This Plan (together with the applicable Award Agreement(s) entered into with any Participant and any Sub Plan) constitutes the entire agreement and understanding between the Company and such Participant in connection with the grant of Awards to the Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in an Award Agreement, shall have no force and effect.

29.	Governing Law

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

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